Exhibit 99.1

Contact:  Paul Colasono, CFO                                                                          Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT MANAGEMENT TO  DELAY  FILING OF
THIRD QUARTER 2007 OPERATING RESULTS TO PERMIT
ASSESSMENT OF MAGNITUDE OF INCREASED RESERVES

COMPANY TO SUSPEND ACQUISITION AND ORIGINATION
ACTIVITY FOR  DURATION OF  ASSESSMENT

NEW YORK, November 15, 2007 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC), a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced a delay in the reporting of its operating results for the third quarter and nine months of 2007. Franklin also announced the suspension of funding for new loan acquisition and origination activities by its lead lender bank (the “bank”), for the period of such delay. The bank is under no obligation to resume funding the Company’s loan originations and acquisitions after operating results are reported. As a result, the Company announced that it has suspended the acquisition and origination of new loans.

Due to the rapidly deteriorating real estate and mortgage origination credit market and resulting industry-wide increase in delinquencies involving mortgages originated in the years 2005 and 2006, particularly for second-lien loans, Franklin is in the process of reviewing and assessing the reserves for its portfolio of acquired loans, particularly second-lien mortgage loans acquired in those years.  The Company currently anticipates that it will complete its review, release its quarterly results and file its Form 10-Q for the third quarter prior to December 31, 2007.

The Company expects that this credit review will result in a substantial increase in the provision for loan losses for the quarter ended September 30, 2007 due to increased delinquencies and the expectation of increased defaults and ultimate losses inherent in the portfolio as of September 30, 2007, particularly for its portfolio of second-lien loans. The Company expects that this increase will result in substantial negative stockholder’s equity as of September 30, 2007.

The Company has recently advised its bank of these developments and has been working with its bank in connection with the anticipated increase in the provision for loan losses, and the implications for the Company’s equity position. The bank has agreed to waive any resulting breaches of its debt covenants for the Company’s failure to timely file its financial statements for the quarter ended September 30, 2007, until the earlier of the filing of the third quarter financial statements or December 31, 2007. In consideration of these waivers, the Company has pledged all previously unencumbered assets of the Company and its subsidiaries as additional security to the bank.

The bank is under no obligation to grant additional waivers of any future covenant violations. If an accommodation with the bank is not reached and covenant violations were to occur and not be waived, such violations could result in defaults under the Company’s or its subsidiaries’ credit agreements with the bank or other lending institutions, and the Company's debt could become immediately due and payable, resulting in the Company's insolvency.

Tom Axon, Chairman and President of the Company, commented, “while we can give no assurances, we are in active discussions with our bank about potential options that could be beneficial for both parties.”

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its new administrative and operations office is located in Jersey City, New Jersey. Additional information on the Company is available on the Internet at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, and changes in the level of growth in the finance and housing markets; (ii) the status of the Company’s relations with the Company’s principal lender and such lender's willingness to extend credit to the Company; (iii) the availability for purchases of additional loans; (iv) the availability of sub-prime borrowers for the origination of additional loans; (v) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vi) the status of the Company’s regulatory compliance; and (vii) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as other wise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.